NEWS RELEASE
                      FOR MORE INFORMATION CONTACT
                      Gary C. Loraditch, Vice President
                      Michele J. Scott, Assistant Vice President
                      ------------------------------------------

                      FOR IMMEDIATE RELEASE
                      (410) 256-5000


               BCSB BANKCORP, INC. ANNOUNCES
        RETIREMENT OF MICHAEL J. DIETZ AS PRESIDENT

     Baltimore, Maryland - October 28, 1998. BCSB Bankcorp, Inc. (Nasdaq.nms: BCSB), the holding company for Baltimore County Savings Bank, F.S.B. and a majority-owned subsidiary of Baltimore County Savings Bank, M.H.C., announced today that Michael J. Dietz will retire as President of BCSB Bankcorp, Inc. and its operating subsidiary, Baltimore County Savings Bank, F.S.B. effective January 1, 1999. Prior to completion of the Bank's reorganization into the mutual holding company form of organization as a wholly owned subsidiary of the Company, Mr. Dietz had informed the Board of Directors and the public of the possibility of his retirement, and today Mr. Dietz informed the Board of the exact date of his retirement. Mr. Dietz also advised the Board of Directors that he will step down as a director coincident with his retirement. The Board of Directors expects to name a successor in the near future.

     Mr. Dietz stated that the time is right for his retirement because the Bank had recently completed a successful stock offering raising approximately $22 million in capital for the Bank and is well-positioned for success in the 21st century. He is most proud of the growth and financial strength of the Bank achieved during his tenure. Mr. Dietz began his career with the Bank in 1966 when assets and deposits were less than $1 million. Since that time, deposits have grown to $220 million and assets are $270 million. The capital of BCSB Bankcorp exceeds $46 million. The bank's five branch offices are located in Baltimore and Harford Counties.